Exhibit 99.5

CONSENT OF PERSON NAMED AS ABOUT TO BECOME A DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, and in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Capital Bancorp, Inc. (“CBNK”) relating to the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as March 27, 2024, by and among Capital and Integrated Financial Holdings, Inc. (“IFH”), pursuant to which IFH will merge with and into CBNK (the “Merger”), the undersigned hereby consents to being named in the Registration Statement and all amendments thereto, including post-effective amendments, as a person who is to become a director of CBNK upon consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement and all amendments thereto.

/s/ Marc McConnell
Marc McConnell

Dated:	May 31, 2024